Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of FTC Solar, Inc. of our report dated March 9, 2021, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is February 4, 2022 relating to the financial statements of FTC Solar, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
February 4, 2022